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SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
VICINITY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

VICINITY CORPORATION
370 San Aleso Avenue
Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On January 3, 2002

TO THE STOCKHOLDERS:

    NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Vicinity Corporation will be held at 370 San Aleso Avenue, Sunnyvale, California 94085, on Thursday, January 3, 2002, at 10:00 a.m. Pacific time, for the following purposes:

  •
  to elect two directors to our Board of Directors for the next three years or until the election and qualification of their respective successors; and

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  to transact any other business which is properly brought before the meeting or any adjournment or postponement thereof.

    Please refer to the attached proxy statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

    Stockholders of record at the close of business on November 21, 2001 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. The list of stockholders will be available for examination for ten days prior to the annual meeting at Vicinity Corporation, 370 San Aleso Avenue, Sunnyvale, California 94085. All stockholders are cordially invited to attend the annual meeting.

                      By Order of the Board of Directors

                      Maury Austin
                       Secretary

Sunnyvale, California
November 28, 2001

VICINITY CORPORATION

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

January 3, 2002

INTRODUCTION

General

    This proxy statement is furnished to our stockholders in connection with the solicitation of proxies for use at our annual meeting of stockholders to be held on January 3, 2002 at 10:00 a.m. Pacific time, for the purposes of:

  •
  electing two directors to our Board of Directors for the next three years or until the election and qualification of their respective successors; and

  •
  transacting any other business which is properly brought before the meeting or any adjournment or postponement thereof.

    A copy of our Annual Report on Form 10-K for the year ended July 31, 2001 and this proxy statement and accompanying proxy card will be first mailed to stockholders on or about November 29, 2001.

    This solicitation is made on behalf of our Board of Directors and we will pay the costs of solicitation. Our directors, officers and employees may also solicit proxies by telephone, telegraph, fax or personal interview. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to our stockholders. We have retained American Stock Transfer & Trust to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions for a customary fee.

    Our principal executive offices are located at 370 San Aleso Avenue, Sunnyvale, California 94085, telephone (408) 543-3000.

Shares Entitled to Vote and Required Vote

    Our outstanding common stock constitutes the only class of securities entitled to vote at the meeting. Stockholders of record of the common stock at the close of business on November 21, 2001 are entitled to notice of, and to vote at, the meeting. On that date, 27,219,994 shares of our common stock were issued and outstanding. The presence at the meeting, in person or by proxy, of a majority of the shares of the common stock issued and outstanding on November 21, 2001 will constitute a quorum. Each share of common stock is entitled to one vote.

Voting Procedures

    Stockholders of record may vote by either completing and returning the enclosed proxy card prior to the meeting, voting in person at the meeting, or submitting a signed proxy card at the meeting. Since your vote is important, whether you plan to attend the meeting in person or not, we ask that you please sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if you mail it in the United States.

    You have choices on the matter to be voted upon at the meeting. Concerning the election of the directors, by checking the appropriate box on your proxy card you may:

  •
  vote for the director nominees; or

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  withhold authority to vote for one or both of the director nominees.

    Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the meeting FOR the election of the director nominees listed in Proposal No. 1. As of the date of this proxy statement, we are aware of no other matters to be voted upon at the meeting. However, with respect to any other business which may properly come before the meeting and be submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxy holders.

    Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The director nominees shall be elected by a plurality of the votes of the shares present or represented by proxy at the meeting and entitled to vote on the election of a director.

    You may revoke your proxy at any time before it is actually voted at the meeting by:

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  delivering written notice of revocation to our Corporate Secretary at 370 San Aleso Avenue, Sunnyvale, California 94085;

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  submitting a later dated proxy; or

  •
  attending the meeting and voting in person.

    Your attendance at the meeting will not, by itself, constitute revocation of your proxy. You may also be represented by another person present at the meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial stockholder but your shares are held of record by another person, such as a stock brokerage firm or bank, that person must vote the shares as the record holder in accordance with the beneficial holder's instructions.

    All votes cast at the meeting will be tabulated by the persons appointed by us to act as inspectors of election for the meeting.

PROPOSAL NO. 1:

ELECTION OF NOMINEE TO BOARD OF DIRECTORS

General Information

    Our Amended and Restated Bylaws, as amended, or Bylaws, presently provide that our Board of Directors shall consist of five directors, distributed among three classes: Class II whose term expires at this meeting, Class III whose term expires at the annual stockholders' meeting following fiscal year 2002, and Class I whose term expires at the annual stockholders' meeting following fiscal year 2003. The Class I directors are Jerry Gallagher and Ron Smith. The Class II directors are Norman Nie and Michael Sears. The Class III director is Douglas McIntyre.

    Mr. Nie and Mr. Sears have indicated their willingness to serve if elected. Proxies received by us will be voted for Mr. Nie and Mr. Sears. Although we do not anticipate that Mr. Nie or Mr. Sears will be unavailable for election, if either of them are unavailable for election, we will vote the proxies for any substitute nominee we may designate.

    Mr. Nie and Mr. Sears currently serves as two of our directors and have continually served as directors since the date they initially became directors, which is set forth below. In the year ended July 31, 2001, our Board of Directors met seven times and each director attended at least 75% of the meetings held during the year. The following table sets forth information with respect to the one person nominated for election at the meeting.

Nominee for Director	Age	Position	Director Since
Norman Nie	58	Director	1998
Michael Sears	44	Director	1998

    The principal occupation and position for the past five years, and in some cases prior years, of the directors named above are as follows:

    Norman Nie has served as a Director since December 1998, and as the Executive Chairman of our Board of Directors from April 2001 to October 2001. Mr. Nie is a Research Professor of Political Science at Stanford University and Director of the Stanford Institute for the Quantitative Study of Society. Since 1997, Mr. Nie has been a Technology Partner of Oak Investment Partners, a venture capital firm. From 1975 to 1991, Mr. Nie was the Chief Executive Officer of SPSS, Inc., a provider of statistical software and service solutions. Mr. Nie holds a B.A. from the University of Washington and an M.A. and a Ph.D from Stanford University. Mr. Nie is also a Director of SPSS, Inc. and several private companies.

    Michael Sears has served as a Director since June 1998. Mr. Sears is currently the General Manager of a division of Digeo Broadband Inc., a broadband digital services provider. From March 2000 to September 2000, Mr. Sears was a consultant to Black Pearl Software, Inc., a provider of Internet enterprise software tools. From 1999 to March 2000, Mr. Sears was the President and Chief Executive Officer of Black Pearl Software. From 1997 to 1999, Mr. Sears was the General Manager of Spyglass, Inc., a provider of Internet connectivity solutions. From 1996 to 1997, Mr. Sears was an independent consultant, and from 1990 to 1996, Mr. Sears was a General Manager of Sun Microsystems, Inc. Mr. Sears holds a B.S. from the United States Naval Academy and a J.D. and an M.B.A. from Stanford University.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR THE DIRECTORS
NOMINATED IN PROPOSAL NO. 1.

Directors continuing in office until the Annual Meeting of Stockholders following fiscal year 2002:

    Douglas McIntyre has served as a Director since June 2001. Since April 2000, Mr. McIntyre has been the President and Chief Executive Officer of On2 Technologies, Inc., a developer of software-based compression algorithms and related products. From 1998 to March 2000, Mr. McIntyre served as President and Chief Executive Officer of FutureSource/Bridge L.L.C., a software distributor of investment information. From 1996 to 1997, he served as President of Switchboard.com, Inc., an Internet services company. Mr. McIntyre also serves as a Director of On2 Technologies, Inc. and TheStreet.com, Inc. Mr. McIntyre received a B.A. from Harvard University.

Directors continuing in office until the Annual Meeting of Stockholders following fiscal year 2003:

    Jerry Gallagher has served as a Director since August 2001. Since 1987, Mr. Gallagher has been a General Partner of Oak Investment Partners, a venture capital firm. Mr. Gallagher also serves on the boards of several private companies. Mr. Gallagher received a B.S. from Princeton University and an M.B.A. from the University of Chicago.

    Ron Smith has served as a Director since August 2001. Since June 2000, Mr. Smith has been the President, Chief Executive Officer and a Director of Beyond.com Corporation, an Internet commerce service provider. From December 1999 to May 2000, Mr. Smith was the President of Merisel, North American Distribution and President of Merisel Canada from June 1998 to November 1999. Prior to joining Merisel, Mr. Smith was Chief Executive Officer of Cygnet Storage Systems from November 1997 to June 1998. From 1994 through August 1997, Mr. Smith was President and Chief Executive Officer of NCR Canada, Ltd., the Canadian affiliate of NCR Corporation. Mr. Smith holds a B.S. from Dalhousie University in Nova Scotia and a Bachelor of Mechanical Engineering degree from the Technical University of Nova Scotia.

Director Compensation

    Presently, our Board of Directors consists solely of non-employee Directors. Directors do not presently receive any cash compensation for serving on the board or attending meetings, but are reimbursed for the reasonable out-of-pocket expenses arising from company business, including their attendance at meetings. Our 2000 Equity Participation Plan provides for the grant of stock options to our non-employee Directors on the date of each annual meeting of stockholders following which the Director continues to serve on our Board of Directors. On that date, each non-employee Director will be granted a non-statutory option to purchase 5,000 shares of our common stock, which option will vest over four years at the rate of 1/48th of the shares subject to the options per month of service. Accordingly, each of Messrs. McIntyre, Gallagher, Smith and, if elected, Messrs. Nie and Sears, will be granted an option to purchase 5,000 shares of our common stock effective on the date of the annual meeting. In addition, our practice has been to make an initial grant to Directors when they are first elected to the board. In the case of the most recent additions to the board, Messrs. Gallagher, McIntyre and Smith, they each received an initial grant of an option to acquire 20,000 shares, vesting over four years at the rate of 1/48th of the shares subject to the options per month of service. All options granted to non-employee Directors have a per share exercise price equal to the fair market value of a share of our common stock on the date prior to the date of the grant.

Committees of the Board of Directors

    Our Board of Directors has two standing committees, the audit committee and the compensation committee. We do not have a nominating committee.

    Our audit committee was established on October 13, 1999. The audit committee has responsibility for reviewing and making recommendations regarding our employment of independent accountants, the annual audit of our financial statements, and our internal controls, accounting practices and policies. The current members of the audit committee are Messrs. McIntyre (Chairman), Sears and Smith. In the fiscal year ended July 31, 2001, the audit committee met four times and each member of the audit committee, as comprised as of the date of each such meeting, attended each of those meetings.

    The compensation committee has responsibility for determining the nature and amount of compensation for our management and for administering our employee benefit plans (including the 2000 Equity Participation Plan and the 2000 Employee Stock Purchase Plan). The current members of the compensation committee are Messrs. Gallagher (Chairman) and Smith. In the fiscal year ended July 31, 2001, the compensation committee met three times and every member of the compensation committee, as comprised as of the date of each such meeting, attended each of those meetings.

Limitation of Liability and Indemnification Matters

    Our Restated Certificate of Incorporation provides that we shall (i) indemnify and advance indemnification expenses on behalf of all our Directors and officers, (ii) indemnify those persons as may be required by statute or our Bylaws and (iii) eliminate the liability of our Directors (for actions or inactions taken by them as directors) for monetary damages to the fullest extent permitted by the Delaware General Corporation Law.

    Our Bylaws provide that we shall indemnify, in the manner and to the full extent permitted by law, any Director or officer, and, at the discretion of the Board of Directors, an employee or agent who was or is a party or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not in the right of our company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that he or she is or was a Director or officer, or is or was serving at our request as a Director, officer, employee or agent of another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement.

    Both of our Restated Certificate and Bylaws provide that we may, to the full extent permitted by law, purchase and maintain insurance on behalf of any officer, Director, employee, agent or person serving as such at our request for another entity, against any liability which may be asserted against them and enter into contracts providing for the indemnification of such persons to the full extent permitted by law.

    We have entered into agreements with our Directors and officers which provide for the indemnification of such persons to the fullest extent permitted by law. These agreements provide that we will indemnify these persons for any expenses, damages, judgments, fines, penalties, settlements and costs, attorneys' fees and disbursements and costs of attachment or similar bonds, investigations and any expenses of establishing a right to indemnification under such agreement, incurred in connection with any threatened, pending or completed claim, action, suit or proceeding, whether brought by or in the right of our company or otherwise and whether of a civil, criminal, administrative or investigative nature, in which such person is or was involved as a party or otherwise by reason of the fact that such person is or was, or has agreed to become, a Director of officer of our company, by reason of any actual or alleged error or misstatement or misleading statement made or suffered by such persons, by reason of any action taken by such person or of any inaction on their part while acting as such Director or officer, or by reason of the fact that such person was serving at our request as a Director, officer, trustee, employee or agent of our company or another entity; provided, that in each case such person acted in good faith and in a manner in which they reasonably believed to be in or not opposed to the best interests of our company, and, in the case of a criminal proceeding, in addition had no reasonable cause to believe that their conduct was unlawful.

Compliance With Section 16(a) Under the Securities Exchange Act of 1934

    Section 16(a) of the Exchange Act requires that our executive officers and Directors, and persons who own more than ten percent of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission. Executive officers, Directors and greater-than-ten-percent holders are required to furnish us with copies of all of these forms which they file.

    Based solely on our review of these reports or written representations from certain reporting persons, we believe that during the fiscal year ended July 31, 2001, all filing requirements applicable to our officers, Directors, greater-than-ten-percent beneficial owners and other persons subject to Section 16(a) of the Exchange Act were met.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

    The information in the following table sets forth the ownership of our common stock, as of November 21, 2001, by (i) each person who, to our knowledge, beneficially owns more than 5% of the outstanding shares of our common stock; (ii) each named executive officer (as listed in the summary compensation table); (iii) each of our directors; and (iv) all of our directors and executive officers, as a group. As of November 21, 2001, we had 27,219,994 shares of common stock outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Common Stock Beneficially Owned (1)
CMGI, Inc. (2) 100 Brickstone Square Andover, MA 01810	4,893,627	18%
Oak Investment Partners (3) One Gorham Island Westport, CT 06880	3,335,077	12%
Jerry Gallagher (4)	3,335,077	12%
Douglas McIntyre (5)	2,500	*
Norman Nie (6)	111,592	*
Michael Sears (7)	21,250	*
Ron Smith (8)	2,083	*
Maury Austin (9)	147,500	*
Mary Gavin (10)	89,436	*
Mike Torgersen (11)	25,519	*
Tim McMullen (12)	66,667	*
Scott Sullivan (13)	43,957	*
All Executive Officers and Directors as a Group (12 persons)	3,881,581	14%

*
Represents less than 1% of the issued and outstanding shares.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants which are currently exercisable, or will become exercisable within 60 days of November 21, 2001, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to the community property laws where applicable, to our knowledge the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each person is c/o Vicinity Corporation, 370 San Aleso Avenue, Sunnyvale, California 94085.

(2)
Based solely on a Schedule 13G filed on February 14, 2001 with the Securities and Exchange Commission pursuant to the Exchange Act.

(3)
Consists of 3,250,667 shares held by Oak Investment Partners VIII, L.P., 82,327 shares held by Oak VIII Affiliates Fund, L.P., both affiliates of Oak Investment Partners, and 2,083 shares issuable upon the exercise of stock options granted to Mr. Gallagher that are currently exercisable or exercisable within 60 days of November 21, 2001. Mr. Gallagher is a managing member of both the general partner of Oak Investment Partners VIII, L.P. and Oak VIII Affiliates Fund, L.P. Excludes 111,592 shares beneficially owned by Mr. Nie, a limited partner of Oak VIII Affiliates Fund, L.P., and 17,917 shares issuable upon exercise of stock options granted to Mr. Gallagher that are not currently exercisable and will not be exercisable within 60 days of November 21, 2001.

(4)
Consists of 3,250,667 shares held by Oak Investment Partners VIII, L.P., 82,327 shares held by Oak VIII Affiliates Fund, L.P., both affiliates of Oak Investment Partners, and 2,083 shares issuable upon the exercise of stock options granted to Mr. Gallagher that are currently exercisable or exercisable within 60 days of

  November 21, 2001. Mr. Gallagher is a managing member of both the general partner of Oak Investment Partners VIII, L.P. and Oak VIII Affiliates Fund, L.P. Mr. Gallagher disclaims beneficial ownership of the shares held by Oak Investment Partners VIII, L.P. and Oak VIII Affiliates Fund, L.P., except to the extent of his pecuniary interest therein. Excludes 17,917 shares issuable upon exercise of stock options granted to Mr. Gallagher that are not currently exercisable and will not be exercisable within 60 days of November 21, 2001.

(5)
Consists of 2,500 shares issuable upon the exercise of stock options granted to Mr. McIntyre that are currently exercisable or exercisable within 60 days of November 21, 2001. Excludes 17,500 shares issuable upon exercise of stock options granted to Mr. McIntyre that are not currently exercisable and will not be exercisable within 60 days of November 21, 2001.

(6)
Consists of 31,905 shares owned by Mr. Nie and 79,687 shares issuable upon the exercise of currently exercisable stock options granted to Mr. Nie.

(7)
Consists of 20,000 shares owned by Mr. Sears and 1,250 shares issuable upon the exercise of stock options granted to Mr. Sears that are currently exercisable or exercisable within 60 days of November 21, 2001. Excludes 3,750 shares issuable upon exercise of stock options granted to Mr. Sears that are not currently exercisable and will not be exercisable within 60 days of November 21, 2001.

(8)
Consists of 2,083 shares issuable upon the exercise of stock options granted to Mr. Smith that are currently exercisable or exercisable within 60 days of November 21, 2001. Excludes 17,917 shares issuable upon exercise of stock options granted to Mr. Smith that are not currently exercisable and will not be exercisable within 60 days of November 21, 2001.

(9)
Consists of 35,000 shares owned by Mr. Austin and 112,500 shares issuable upon the exercise of stock options granted to Mr. Austin that are currently exercisable or exercisable within 60 days of November 21, 2001. Excludes 287,500 shares issuable upon exercise of stock options granted to Mr. Austin that are not currently exercisable and will not be exercisable within 60 days of November 21, 2001.

(10)
Consists of 55,000 shares owned by Ms. Gavin and 33,706 shares issuable upon the exercise of stock options granted to Ms. Gavin that are currently exercisable or exercisable within 60 days of November 21, 2001. Excludes 48,127 shares issuable upon exercise of stock options granted to Ms. Gavin that are not currently exercisable and will not be exercisable within 60 days of November 21, 2001.

(11)
Consists of 25,519 shares issuable upon the exercise of stock options granted to Mr. Torgersen that are currently exercisable or exercisable within 60 days of November 21, 2001. Excludes 49,481 shares issuable upon exercise of stock options granted to Mr. Torgersen that are not currently exercisable and will not be exercisable within 60 days of November 21, 2001.

(12)
Consists of 66,667 shares issuable upon the exercise of stock options granted to Mr. McMullen that are currently exercisable or exercisable within 60 days of November 21, 2001. Excludes 33,333 shares issuable upon exercise of stock options granted to Mr. McMullen that are not currently exercisable and will not be exercisable within 60 days of November 21, 2001 and 25,000 shares issuable upon the exercise of a stock option grant pending in connection with the extension of Mr. McMullen's employment agreement.

(13)
Consists of 5,000 shares owned by Mr. Sullivan and 38,957 shares issuable upon the exercise of stock options granted to Mr. Sullivan that are currently exercisable or exercisable within 60 days of November 21, 2001. Excludes 71,043 shares issuable upon exercise of stock options granted to Mr. Sullivan that are not currently exercisable and will not be exercisable within 60 days of November 21, 2001.

CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS

    Set forth below is information regarding each of our executive officers as of November 21, 2001.

Name	Age	Position
Tim McMullen	44	Chief Operating Officer
Maury Austin	44	Chief Financial Officer, Senior Vice President and Secretary
Mike Torgersen	58	Chief Information Officer and Vice President of Information Technology
Mary Gavin	44	Vice President of Engineering
Scott Sullivan	38	Vice President of Human Resources
Dan Shapero	40	Vice President of Marketing
Steve Ackley	42	Vice President of Worldwide Sales

    The principal occupations and positions for the past five years, and in some cases prior years, of the executive officers named above, are as follows:

    Tim McMullen has served as our Chief Operating Officer since April 2001. From April 2000 to March 2001, Mr. McMullen was employed as an Executive Vice President of Business Development at MindAround, Inc., a provider of rich media content distribution. From November 1998 to February 2000, Mr. McMullen served as an advisor and a Director of Alerio Software, an Internet-based payroll service provider, Captura Software, an Internet expense management service provider and Integra, Inc., a budgeting and financial analysis service provider. In January 1984, Mr. McMullen founded Platinum Software, Inc. (now Epicor), a provider of financial software applications, and served as Executive Vice President and Chief Technical Officer of that company.

    Maury Austin joined our Company in December 2000, and has served as our Chief Financial Officer and Senior Vice President since January 2001. From August 1999 to August 2000, Mr. Austin served as Chief Financial Officer of Symmetricon, Inc., a provider of network synchronization solutions for the global communications market. From April 1997 to April 1999, Mr. Austin was employed as the Chief Operating Officer of FlashPoint Technology, Inc., a provider of wireless digital imaging products. From August 1988 to April 1997, Mr. Austin held several positions with Apple Computer, Inc., and served as the Vice President and General Manager of that company's imaging group from January 1996 to April 1997. Mr. Austin holds a B.S. from the University of California, Berkeley and an M.B.A. from Santa Clara University.

    Mike Torgersen has served as our Chief Information Officer and Vice President of Information Technology since September 2000. Previously, from August 1999 until August 2000, Mr. Torgersen served as our Director of Information Technology. From September 1998 to June 1999, Mr. Torgersen was the Vice President, Operations at SocialNet, a Silicon Valley startup. From July 1997 to September 1998, Mr. Torgersen was the Vice President, Operations at Communities.com, another Silicon Valley startup. Mr. Torgersen holds a B.S. from the University of Illinois, College of Engineering and an M.B.A. from the University of Chicago, Graduate School of Business.

    Mary Gavin has served as our Vice President of Engineering since August 1999. From October 1997 to August 1999, Ms. Gavin was our Director of Engineering Projects. From March 1997 to October 1997, Ms. Gavin was our Project Manager. In 1996, Ms. Gavin was a Marketing Manager of NetRights, LLC, a start-up Internet company. In 1995, Ms. Gavin was a Support and Training Manager of Codman Research Group, a developer of decision support systems for the healthcare industry. Ms. Gavin holds a B.A. from Ripon College.

    Scott Sullivan has served as our Vice President of Human Resources since October 2000. From April 2000 to September 2000, Mr. Sullivan was a Senior Principal at Diamond Technology Partners, a business operations firm focused on developing successful new companies. From July 1994 to

March 2000, Mr. Sullivan was a Managing Consultant at Towers Perrin. Mr. Sullivan holds a B.S. from the United States Military Academy, West Point, and an M.B.A. from Harvard Business School.

    Dan Shapero has served as our Vice President of Marketing since April 2001. From January 1997 to May 2001, Mr. Shapero advised companies on marketing, partnering and funding strategies as a principal of Global Technology Group. From May 1995 to January 1997, Mr. Shapero was a Vice President and General Manager with State of the Art (now Sage UK), a developer and marketer of ERP Software. Mr. Shapero holds a B.A. from University of California, San Diego and an M.A. from San Diego State University. Mr. Shapero is a Certified Public Accountant.

    Steve Ackley has served as our Vice President of Worldwide Sales since June 2001. From May 1997 to May 2001, Mr. Ackley was employed as a Regional Vice President of Sales with Marimba, Inc., a provider of systems management solutions. From July 1996 to May 1997, Mr. Ackley was a regional sales manager with Tivoli Systems, Inc., a provider of management software. From December 1989 to July 1996, Mr. Ackley held various positions in sales and sales management with Sun Microsystems, Inc. Mr. Ackley holds a B.S. from San Diego State University and a J.D. from Santa Clara University School of Law.

EXECUTIVE COMPENSATION

    The following table provides for the periods shown summary information concerning compensation paid or accrued by us to or on behalf of our Chief Executive Officer during the fiscal year ended July 31, 2001, and each of our four highest paid executive officers (collectively referred to as the "named executive officers") plus two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of our fiscal year. As of the date of this proxy statement, the position of Chief Executive Officer is vacant.

Summary Compensation Table

		Annual Compensation ($)					Long Term Compensation
Name and Principal Position	Fiscal Year Ended July 31,	Salary		Bonus		Other Annual Compensation ($) (1)	Securities Underlying Options (#) (2)	All Other Compensation ($)
Emerick Woods Former President, Chief Executive Officer and Director (3)	2001 2000 1999	$211,537 222,917 200,000		$62,500 120,000 100,000	(4)	— — —	— 150,000 —	$309,089 33,000 33,000	(5) (6) (6)
Scott Sullivan Vice President of Human Resources	2001	$133,603		$58,667		—	110,000	$15,541	(7)
Mike Torgersen Chief Information Officer and Vice President of Information Technology	2001 2000	$142,483 101,679		$40,663 —		— —	55,000 25,000	— —
Mary Gavin Vice President of Engineering	2001 2000 1999	$150,000 124,167 85,000		$23,708 22,500 —		— — —	45,000 45,000 5,000	— — —
Maury Austin Chief Financial Officer and Senior Vice President	2001	$133,261		$4,688		—	400,000	—
Howard Bain Former Executive Vice President and Chief Financial Officer (8)	2001 2000	$77,574 106,443	(9)	$50,000 100,000		— —	50,000 —	$225,000 —	(10)
Dinesh Wadhawan Former Senior Vice President, Worldwide Sales (11)	2001 2000 1999	$123,053 158,333 50,577		$129,166 126,000 8,333		— 62,500 —	— 45,000 225,000	— — —

(1)
Excludes perquisites and other personal benefits, securities or property aggregating less than $50,000 or 10% of the total annual salary and bonus reported for each person.

(2)
The securities underlying the options are shares of common stock.

(3)
Mr. Woods resigned from his position as of April 23, 2001.

(4)
Relates to a bonus payment earned by Mr. Woods in fiscal year 2000, but not paid until fiscal year 2001.

(5)
Consists of $43,028 for housing expenses and $16,061 for professional fees paid by us on behalf of Mr. Woods and $250,000 in severance paid to Mr. Woods pursuant to a separation agreement between Mr. Woods and us.

(6)
Consists of housing expenses paid by us on behalf of Mr. Woods.

(7)
Consists of relocation expenses paid by us on behalf of Mr. Sullivan.

(8)
Mr. Bain terminated his employment in November 2000.

(9)
Represents Mr. Bain's salary for the period beginning March 2000, when he joined our company, through the end of the fiscal year.

(10)
Represents severance paid to Mr. Bain pursuant to a separation agreement between Mr. Bain and us.

(11)
Mr. Wadhawan terminated his employment in January 2001.

    During the periods indicated above, none of the named executive officers, or other persons listed on the table above, received any awards under any long-term incentive plan, and we do not have a pension plan.

Employment Agreements

    On April 24, 2001, we entered into employment agreements with two of our executive officers, Tim McMullen and Dan Shapero, for which extensions are pending. Mr. McMullen is provided with an annual base salary of $225,000, a bonus of up to 50% of his base salary depending on the achievement of performance goals and stock options to purchase up to 125,000 shares of our common stock. In the event that we terminate Mr. McMullen's employment without cause, or he leaves our employ on or after January 3, 2002, we are obligated to pay him his monthly salary for three months thereafter. Our arrangement with Mr. Shapero provides him with an annual base salary of $156,000, a bonus of up to 50% of his base salary depending on the achievement of performance goals and stock options to purchase up to 105,000 shares of our common stock. In the event that we terminate Mr. Shapero's employment without cause, we are obligated to pay him his monthly salary for two months thereafter.

    On April 24, 2001, we entered into an employment agreement with Norman Nie with regard to his position as Executive Chairman of our Board of Directors. This agreement provided Mr. Nie with a base salary of $15,000 per month, the opportunity to earn a bonus up to 100% of his base salary depending on the achievement of certain corporate goals, an option to purchase up to 140,000 shares of our common stock and reimbursement of certain travel expenses. Mr. Nie resigned from his position as our Executive Chairman in October 2001 upon expiration of this agreement.

    On April 23, 2001, Emerick Woods resigned from his position as our President, Chief Executive Officer and Director. In connection with Mr. Woods's resignation, he agreed to make himself available, as reasonably requested by us, to perform consulting services for us for one year following his resignation and repay the amount outstanding on his loan from us and we agreed to pay him $250,000 and accelerate the vesting of all his outstanding options to purchase shares of our common stock. In addition, we agreed to make COBRA payments on Mr. Woods's behalf for one year after his resignation. The agreement also includes other customary terms, including a general release by Mr. Woods and confirmation that he resigned from any officer or director positions held by him with our subsidiaries.

    On November 17, 2000, Howard Bain resigned from his position as our Executive Vice President and Chief Financial Officer. In connection with Mr. Bain's resignation, he agreed to make himself available, as reasonably requested by us, to perform consulting services for us for one year following his resignation and we agreed to pay him $225,000 and allowed him to purchase 50,000 shares of our common stock for nominal consideration under our 2000 Equity Participation Plan. In addition, we agreed to make COBRA payments on Mr. Bain's behalf for one year after his resignation. The agreement also includes other customary terms, including a general release by Mr. Bain and confirmation that he resigned from any officer or director positions held by him with our subsidiaries.

Stock Option Acceleration Rights of Executive Officers

    We have entered into agreements with a number of our executive officers providing that some or all of their stock options will become immediately vested in the event of specified merger or reorganization transactions. Our plans also generally convey to the Board of Directors or the compensation committee the discretion to accelerate up to 100% of the unvested options in connection with merger or reorganization transactions, if deemed appropriate.

Option Grants in the Fiscal Year Ended July 31, 2001

    In the fiscal year ended July 31, 2001, we granted options to purchase 2,586,025 shares of common stock under the 1996 Stock Option Plan and the 2000 Equity Participation Plan and during the year options granted for 2,071,063 shares were cancelled and returned to the plans. As of November 21, 2001, options to purchase a total of 2,383,270 shares were outstanding under our 2000 Equity Participation Plan and 897,537 shares remained available for grant under that plan and options to purchase a total of 211,350 shares were outstanding under our 1996 Stock Option Plan and 844,392 shares remained available for grant under that plan. In general, options granted under our 2000 Equity Participation Plan and our 1996 Stock Option Plan vest over four years and expire on the tenth anniversary of the date of grant.

    We grant options to our executive officers under our 2000 Equity Participation Plan. The following tables show for the fiscal year ended July 31, 2001, certain information regarding options granted to, exercised by, and held at year end by our named executive officers and the two other individuals:

Individual Grants
		% of Total Options Granted to Employees in the Fiscal Year			Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Number of Securities Underlying Options Granted (#)
Name			Exercise Of Base Price ($/Sh) (2)
				Expiration Date	5% ($)		10% ($)
Emerick Woods	— 50,000 20,000	— 1.9 0.8%	— $11.00 3.03	— October 2, 2010 December 19, 2010	$ $	— 345,892 38,126	$ $	— 871,558 96,619
Scott Sullivan	40,000 30,000	1.5 1.2%	1.58 $ 3.03	May 17, 2011 December 19, 2010	$ $	39,746 57,189	$ $	100,725 144,929
Mike Torgersen	25,000 20,000	0.9 0.7%	1.58 $ 3.03	May 17, 2011 December 19, 2010	$ $	24,841 38,126	$ $	62,953 96,619
Mary Gavin	25,000 250,000	1 9.7%	1.58 $ 2.56	May 17, 2011 January 3, 2011	$ $	24,841 402,886	$ $	62,953 1,020,991
Maury Austin	150,000	5.8%	1.54	April 24, 2011		$151,275		$374,155
Howard Bain	50,000	2%	$ 0.10	December 18, 2010		$244,424		$392,167
Dinesh Wadhawan	—	—	—	—		—		—

(1)
Reflects the value of the stock option on the date of grant assuming (i) for the 5% column, a five-percent annual rate of appreciation in our common stock over the ten-year term of the option and (ii) for the 10% column, a ten-percent annual rate of appreciation in our common stock over the ten-year term of the option, in each case without discounting to net present value and before income taxes associated with the exercise. The 5% and 10% assumed rates of appreciation are based on the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. The amounts in this table may not necessarily be achieved.

(2)
All options were granted at the fair market value of our common stock at the date of grant, except for Mr. Bain's grant of an option to purchase 50,000 shares of our common stock, which price was stipulated by the terms of his separation agreement.

Aggregate Option Exercises in the Fiscal Year Ended July 31, 2001; Fiscal Year Ended July 31, 2001 Year-End Option Values

    The following table sets forth, on an aggregated basis, information regarding securities underlying unexercised options during the fiscal year ended July 31, 2001 by our named executive officers and the two additional persons. The value of in-the-money options is based on the fair market value of our common stock at close of market on July 31, 2001 of $1.65 per share and is net of the exercise price of the options:

			Option Values at July 31, 2001
			Number of Securities Underlying Unexercised Options at Fiscal Year- End (1) (#)
					Value of Unexercised In- The-Money Options at Fiscal Year-End ($)
Name	Shares Acquired at Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Emerick Woods	—	—	—	—	—	—
Scott Sullivan	—	—	—	110,000	—	$2,800
Mike Torgersen	—	—	6,353	68,647	—	$1,750
Mary Gavin	4,000	$36,750	15,062	66,771	—	$1,458
Maury Austin	—	—	18,750	381,250	$2,812	$19,687
Howard Bain	50,000	$148,125	—	—	—	—
Dinesh Wadhawan	—	—	—	—	—	—

(1)
The securities underlying the options are shares of our common stock.

Compensation Committee Interlocks and Insider Participation

    During the fiscal year ended July 31, 2001, the compensation committee consisted of Herbert M. Dwight, Jr., Peter Mills and Norman Nie, none of whom is a present or former officer or employee of our company, except Mr. Nie who served as Executive Chairman from April 2001 to October 2001. Messrs. Dwight and Mills resigned from their positions as our Directors during the fiscal year ended July 31, 2001. The compensation committee is presently comprised of Messrs. Gallagher and Smith, none of whom is a present or former officer or employee of our company. We entered into indemnity agreements with these Directors, as we have with all of our Directors, as described below under the caption "Certain Transactions—Indemnity Agreements."

CERTAIN TRANSACTIONS

Indemnity Agreements

    We entered into indemnity agreements with our Directors and certain of our officers which provide, among other things, that we will indemnify such officer or Director, under the circumstances and to the extent provided for therein, for damages, judgments, fines, penalties, settlements and costs, attorneys' fees and disbursements and costs of attachment or similar bonds, investigations and any expenses of establishing a right to indemnification under such agreement, which such person becomes legally obligated to pay in connection with any threatened, pending, or completed claim, action, suit or proceeding, whether brought by or in the right of our company or otherwise and whether of a civil, criminal, administrative or investigative nature, in which such person may be or may have been involved as a party or otherwise, by reason of the fact that such person is or was, or has agreed to become, a Director or officer of our company, by reason of any actual or alleged error or misstatement or misleading statement made or suffered by such person, by person of any action taken by them or of any inaction on their part while acting as such Director or officer, or by reason of the fact that he was serving at our request as a Director, trustee, officer, employee or agent of our company, or another entity.

COMPENSATION COMMITTEE REPORT

    At the end of the fiscal year ended July 31, 2001, there were no members of the compensation committee of the Board of Directors. Messrs. Gallagher and Smith were appointed to the compensation committee on August 13, 2001. Our executive compensation programs are designed to attract, motivate and retain the executive talent needed to optimize stockholder value in a competitive environment. The programs are intended to support the goal of increasing stockholder value while facilitating our business strategies and long-range plans.

    The following is the compensation committee's report submitted to the Board of Directors addressing the compensation of our executive officers for the fiscal year ended July 31, 2001. As noted above, the present members did not serve on the committee during the fiscal year.

Compensation Policy and Philosophy

    Our executive compensation policy is:

  •
  designed to establish an appropriate relationship between executive pay and our annual performance, our long term growth objectives and our ability to attract and retain qualified executive officers; and

  •
  based on the belief that the interests of the executives should be closely aligned with our stockholders.

    The compensation committee attempts to achieve these goals by integrating competitive annual base salaries with:

  •
  annual incentive bonuses based on corporate performance and on the achievement of specified performance objectives set forth in our operating plan for the respective fiscal year; and

  •
  stock options through various plans.

    In support of this philosophy, a meaningful portion of each executive's compensation is placed at-risk and linked to the accomplishment of specific results that are expected to lead to the creation of value for our stockholders from both the short-term and long-term perspectives. The compensation committee believes that cash compensation in the form of salary and incentive bonuses provides our executives with short-term rewards for success in operations, and that long-term compensation through the grant of stock options encourages growth in management stock ownership which leads to expansion of management's stake in our long-term performance and success. The compensation committee considers all elements of compensation and the compensation policy when determining individual components of pay.

    The Board of Directors believes that leadership and motivation of our employees are critical to being a leading provider of Enterprise Location Services solutions to Global 2000 companies across Web, wireless and speech platforms. The compensation committee is responsible to the Board of Directors for ensuring that our executive officers are highly qualified and that they are compensated in a way that furthers our business strategies and which aligns their interests with those of our stockholders. To support this philosophy, the following principles provide a framework for executive compensation:

  •
  offer compensation opportunities that attract the best talent;

  •
  motivate individuals to perform at their highest levels;

  •
  reward outstanding achievement;

  •
  retain those with leadership abilities and skills necessary for building long-term stockholder value;

  •
  maintain a significant portion of executives' total compensation at risk, tied to both our annual and long-term financial performance and the creation of incremental stockholder value; and

  •
  encourage executives to manage from the perspective of owners with an equity stake in Vicinity Corporation.

Chief Executive Officer Compensation

    During the fiscal year ended July 31, 2001, Emerick Woods served as our Chief Executive Officer until his resignation in April 2001. Since the resignation of Mr. Woods, the position of Chief Executive Officer has remained vacant and a search for a replacement is underway. Upon the resignation of Mr. Woods, Mr. Norman Nie, a member of the Board of Directors, became Executive Chairman of the Board of Directors for a six month period ending in October 2001, during which he accepted an increased role at Vicinity including general oversight of management. Mr. Woods's salary during the fiscal year ended July 31, 2001 as President, Chief Executive Officer was $461,537, consisting of $211,537 in salary and a severance payment of $250,000 (one year's base compensation) provided for in the separation agreement that we entered into with Mr. Woods. For his increased role, we paid Mr. Nie a salary of $15,000 per month, or $48,461 for the period through July 31, 2001. During the fiscal year, the Compensation Committee granted Mr. Woods no options to purchase shares of our common stock and the Board granted Mr. Nie options to purchase 140,000 shares of common stock at an exercise price of $1.50 per share. Mr. Nie also received an option to purchase 5,000 shares during the fiscal year ended July 31, 2001 in connection with his previous service to us as a non-employee director. These options represented grants under our plan which provides options to non-employee directors at each annual meeting of stockholders in accordance with a prescribed formula.

    In approving Mr. Woods's compensation, the Compensation Committee took into account (i) his performance as President, and Chief Executive Officer of the Company, (ii) the scope of his responsibilities, and (iii) the Board's assessment of the Company's achievement of its performance objectives. Mr. Woods also received severance benefits negotiated among the parties in connection with arriving at a separation agreement. The compensation arrangements for Mr. Woods were arrived at prior to the current members of the Compensation Committee joining the Vicinity Board of Directors.

    Mr. Nie's compensation took into account the need to provide enhanced board oversight while a CEO search was conducted and Mr. Nie's considerable background in the software industry. In addition, the vesting of the stock options granted to Mr. Nie was subject to acceleration based on the satisfaction of performance objectives set by the Board.

Internal Revenue Code Section 162(m)

    Under Section 162(m) of the Internal Revenue Code, the amount of compensation paid to certain executives that is deductible with respect to our corporate taxes is limited to $1,000,000 annually. It is the current policy of the compensation committee to maximize, to the extent reasonably possible, our ability to obtain a corporate tax deduction for compensation paid to our executive officers to the extent consistent with the best interests of Vicinity Corporation and our stockholders. Since we presently have a significant net operating loss carryforward for federal income tax purposes, we do not expect to receive any current benefit from such a deduction.

COMPENSATION COMMITTEE
Jerry Gallagher (Chairman)
Ron Smith

    The compensation committee report on executive compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under these acts.

AUDIT COMMITTEE REPORT

    Our audit committee was established on October 13, 1999. At the completion of the fiscal year ended July 31, 2001, the audit committee of the Board of Directors was comprised of Messrs. McIntyre and Sears. Mr. Smith was appointed to the audit committee on August 16, 2001. Our audit committee is presently comprised of Messrs. McIntyre, Sears and Smith, all three of whom are "independent" directors, as determined in accordance with Rule 4200(a)(15) of the National Association of Securities Dealers regulations.

    The following is the audit committee's report submitted to the Board of Directors for the fiscal year ended July 31, 2001.

    The audit committee has:

  •
  reviewed and discussed the Company's audited financial statements with management;

  •
  discussed with KPMG LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented; and

  •
  received from KMPG LLP the written disclosures and the letter regarding their independence as required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and discussed the auditors' independence with them.

    In addition, based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K for the fiscal year ended July 31, 2001 for filing with the Securities and Exchange Commission.

    Audit Fees:  The aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended July 31, 2001 and the reviews of the financial statements included in the Company's Forms 10-Q for that fiscal year were approximately $170,000.

    All Other Fees:  The aggregate fees billed for services rendered by the Company's principal accountants, other than those described above, for the fiscal year ended July 31, 2001 were approximately $117,000. These fees include accounting advice related fees of approximately $57,000 and tax related fees of approximately $60,000. The audit committee has determined the rendering of the non-audit services by KPMG LLP is compatible with maintaining the auditors' independence.

AUDIT COMMITTEE
Douglas McIntyre (Chairman)
Michael Sears
Ron Smith

    The audit committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under these acts.

STOCK PERFORMANCE GRAPH

    The following graph compares our cumulative total stockholder return on the common stock (no dividends have been paid thereon) with the cumulative total return of (1) the Nasdaq Stock Market (U.S.) Index and (2) The JP Morgan H & Q Internet 100 Index, for the period beginning on February 9, 2000, the date of our initial public offering and ending on July 31, 2001, the end of our last completed fiscal year.

    The historical stock market performance of the common stock shown below is not necessarily indicative of future stock performance.

    The stock performance graph above shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under these acts.

OTHER INFORMATION

Other Matters at the meeting

    We do not know of any matters to be presented at the annual meeting other than those mentioned in this proxy statement. With respect to any other business which may properly come before the meeting and be submitted to a vote of the stockholders, proxies will be voted in accordance with the best judgment of the designated proxy holders.

Independent Public Accountants

    Our auditors for the fiscal year ended July 31, 2001 were KPMG LLP. A representative of KPMG LLP will be present at the meeting, will have an opportunity to make a statement if he so desires and is expected to be available to respond to appropriate questions.

Annual Report on Form 10-K; Available Information

    We have filed with the Securities and Exchange Commission an Annual Report on Form 10-K which we will also provide to each stockholder receiving this proxy statement. Copies of other exhibits to our Annual Report on Form 10-K are available from us upon reimbursement of our reasonable costs in providing these documents. Our filings with the Securities and Exchange Commission may be inspected at the offices of the Securities and Exchange Commission located in Washington, D.C. Documents filed electronically with the Securities and Exchange Commission may also be accessed through the website maintained by it at: www.sec.gov.

Stockholder Proposals for the Fiscal Year 2002 Annual Meeting

    Any stockholder who meets the requirements of the proxy rules under the Exchange Act may submit to the Board of Directors proposals to be considered for inclusion in our proxy statement and submission to the stockholders at the annual meeting for the fiscal year ended July 31, 2002. Your proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary at Vicinity Corporation, 370 San Aleso Avenue, Sunnyvale, California 94085 and must be received no later than July 29, 2002. Your notice must include:

  •
  your name and address and the text of the proposal to be introduced;

  •
  the number of shares of stock you hold of record, beneficially own and represent by proxy as of the date of your notice; and

  •
  a representation that you intend to appear in person or by proxy at the meeting to introduce the proposal specified in your notice.

    The chairman of the meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our Bylaws.

    Our Bylaws also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. To be considered timely under these provisions, your notice must be received by our Corporate Secretary at our principal executive officers not less than 120 days prior to the first anniversary of the date of our notice of annual meeting provided with respect to the previous year's annual meeting of stockholders. Our Bylaws also specify requirements as to the form and content of a stockholder's notice.

By Order of the Board of Directors

Maury Austin Secretary

Sunnyvale, California
November 28, 2001

Fold and Detach Here

VICINITY CORPORATION
BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
AT 10:00 A.M., THURSDAY, JANUARY 3, 2002
VICINITY CORPORATION
370 SAN ALESO AVENUE
SUNNYVALE, CALIFORNIA 94085

    The undersigned stockholder of Vicinity Corporation hereby revokes any proxy or proxies previously granted and appoints Maury Austin, Tim McMullen and Ronald Smith, or any of them, as proxies, each with full powers of substitution and resubstitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment or postponement thereof.

    This proxy is solicited on behalf of the Board of Directors and will be voted in accordance with the specifications made on the reverse side. If a choice is not indicated with respect the item, this proxy will be voted FOR each of the nominees listed. The proxies are authorized to use their discretion with respect to any other business that may properly come before the meeting. This proxy is revocable at any time before it is exercised. Receipt herewith of the company's Notice of Meeting and Proxy Statement, dated November 28, 2001, is hereby acknowledged. Please sign, date and mail today.

(Continued, and to be dated and signed on other side)

Fold and Detach Here

/X/	Please mark your votes as indicated in this example
		FOR the nominee listed below (except as provided to the contrary below)	WITHHOLD AUTHORITY to vote for the nominee below
1.	ELECTION OF DIRECTORS	/ /	/ /
Norman Nie Michael Sears

(Signature of Stockholder(s))____________________________________ Date_____________________, 2001

(Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On January 3, 2002
PROPOSAL NO. 1: ELECTION OF NOMINEE TO BOARD OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DIRECTORS NOMINATED IN PROPOSAL NO. 1.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Summary Compensation Table
CERTAIN TRANSACTIONS
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
STOCK PERFORMANCE GRAPH
OTHER INFORMATION